Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-253992 on Form S-8 of Brown-Forman Corporation of our report dated June 24, 2026 appearing in this Annual Report on Form 11‑K of Brown-Forman Corporation Savings Plan for Collectively Bargained Employees for the year ended December 31, 2025.

/s/ Crowe LLP
Crowe LLP

Houston, Texas
June 24, 2026